Exhibit 23.6

CONSENT TO USE OF NAME IN REGISTRATION STATEMENT

This Consent to Use of Name in Registration Statement is executed as of May 4, 2015, by a duly authorized representative of MEDACorp, Inc (the “Company”).

The Company hereby consents to the use of the Company’s name and data from the independent report the Company published on behalf of Auris Medical Holding AG (“Auris Medical”) in Auris Medical’s Registration Statement on Form F-1 and any amendments thereto (collectively, the “Registration Statement”), including references to the Company under the heading “Experts.” The Company understands that the Registration Statement is a public document.

MEDACORP, INC.

By:	/s/ Anthony Gibney
	Name:	Anthony Gibney
	Title:	Managing Director